Exhibit 10.e

CDI Deferred Compensation Plan

Effective as of January 1, 2005, CDI Corporation provisionally adopted a nonqualified deferred compensation plan for a select group of management or highly compensated employees, which is expected to have the final substantive terms described below. The written plan document is not yet finalized due to the passage of the American Jobs Creation Act of 2004 and its creation of new Internal Revenue Code Section 409A (“Section 409A”), which governs nonqualified deferred compensation plans like the new plan. The Internal Revenue Service has issued guidance under Code Section 409A that permits nonqualified deferred compensation plan sponsors, like CDI, until December 31, 2005 to finalize a plan document. CDI will finalize and execute the document on or before December 31, 2005. The final plan document for the CDI Deferred Compensation Plan (the “Deferred Compensation Plan”), when adopted, will be publicly filed and replace the description below.

Administration

The Deferred Compensation Plan is administered by an Administrative Committee (the “Committee”) comprised of the Chief Financial Officer, the Executive Vice President - Human Relations, the Senior Vice President - Corporate Legal, and such other members designated by CDI Corporation’s Board of Directors. The Board retains the right to amend, modify, discontinue or terminate the Deferred Compensation Plan and may delegate such authority to the Committee or another designee. The Deferred Compensation Plan provides that no amendment will be authorized that will have an adverse effect on participants unless the amendment is required by law or is reasonably necessary to preserve the federal tax deferral of participants’ accounts.

Eligibility

Eligible employees are current employees whose compensation for a previous year exceeded the compensation amount used to define who is a “highly compensated employee” under the Code plus $5,000. For 2004, the eligibility amount is $95,000 because the limit in the Code was $90,000 for 2004. The limit in the Code for 2005 is $95,000. Eligibility for any newly hired employee during a year will be determined by the Committee. Eligible employees will become participants in the Deferred Compensation Plan after making a valid election to defer a whole percentage, in 5% increments, of salary or bonus to be earned in the next following year. Salary deferrals will begin in the February following the year in which an election is made. The Committee may specify a maximum on the amount of salary or bonus that may be deferred in any year,

Deferral of Salary and Bonus Amounts

In order to defer a percentage of an employee’s salary or bonus for the next year, and become a participant in the Deferred Compensation Plan, an eligible employee must file an irrevocable deferral election with the Committee. The election may only be made during the fourth quarter of the calendar year preceding the year in which the applicable percentage of salary and/or bonus is earned. Any election with respect to the deferral of salary or bonus will only be effective for the subsequent calendar year, and does not renew for years thereafter. Special rules apply to new employees. New employees may not defer any portion of their bonus in the year of hire, but they may, within 30 days of becoming eligible to participate in the Deferred Compensation Plan, file an election to defer a portion of their unearned salary during their first year of employment.

Accounts and Investments

Bookkeeping reserve accounts are maintained under the Deferred Compensation Plan for each participant to reflect the amount of any salary, bonus and or earnings or losses accrued under the Deferred Compensation Plan. The Deferred Compensation Plan is unfunded. Participants do not have a secured right to amounts reflected in participant accounts beyond that of a general creditor of CDI. Accounts are established for the convenience of administration and do not constitute a trust or set-aside to fund CDI’s obligations under the Deferred Compensation Plan.

Earnings and losses on deferral accounts maintained under the Deferred Compensation Plan will be determined on the basis of direction by the participant. A Deferred Compensation Plan participant may allocate his account among investment funds selected by the Committee. Although amounts are not actually invested on behalf of the participant pursuant to such an allocation, the Committee will credit earnings and debit losses to participants’ accounts according to the performance of the investments selected by the participant. Absent a participant’s designation, earnings and losses are credited or debited to participant accounts according to the performance of a default investment fund specified in the Deferred Compensation Plan. Participants are allowed to change their investment allocation as often as once a month, but a period of at least 15 days must elapse between any two such designations. Elections remain effective until changed.

Distribution Events

Distributions from the Deferred Compensation Plan will be made only upon the earliest to occur of the following events: death of the participant, disability of the participant, the participant’s separation from service (whether on account of retirement or otherwise, as discussed below), unforeseeable emergency, a change in control of CDI, or a date specified by the participant as described below.

Upon the death or disability of the participant, the participant’s account is to be distributed as soon as practicable in a cash lump sum. However, as required by the Code, certain key employees and officers of CDI may not receive distributions earlier than six months following the date of a separation from service with CDI.

Distributions due to separation from service for reasons other than death or disability will be made on the first business day of April following a participant’s separation from service. However, as required by the Code, if any key employee separates from service with CDI, his account will not be distributed until the first business day of the first April which occurs 180 days or more after such separation. Distributions made upon termination of service after age 65 may be paid in installments of up to 10 years as described below.

Specified date distributions must be elected at the time a participant initially files an election to defer a portion of his or her salary or bonus and must specify a date no earlier than the first business day of April that occurs at least one year after the election date. Specified date distributions may be further deferred only if a participant makes an election at least 12 months prior to the date originally selected in the participant’s deferral election and only if the new date chosen for the distribution is at least 5 years after the original distribution date. Specified date distributions may be made in installments of up to 5 years as described below.

Upon a change in the ownership of CDI or a substantial portion of CDI’s assets or upon a change in effective control of CDI, amounts deferred under the Deferred Compensation Plan will be distributed in a lump sum to participants. However, as required by the Code, certain key employees and officers who separate from service from CDI will not receive a distribution earlier than six months following his separation from service.

The Committee may, upon a participant’s request, and supporting documentation distribute that amount of a participant’s account that is necessary to alleviate the participant’s unforeseeable emergency (including any tax obligation arising from such distribution). An unforeseeable emergency is generally a severe financial hardship that results from injury, illness or casualty loss that cannot be remedied by other sources. Unforeseeable emergency distributions will not be authorized for amounts under $1,000. A participant may only receive two distributions as a result of an unforeseeable emergency per calendar year and must wait at least 90 days between unforeseeable emergency distributions.

Distribution Form

Optional installment payments are permitted only in the event of distributions due to retirement, which is a termination following age 65, or upon a specified date. All other distributions are in lump sums. Installment payments are to be made on the first business day of each April after the commencement date, and are limited to a term of 10 years for a retiring participant and 5 years for a specified date distribution. The Deferred Compensation Plan does not permit installments to be paid for an account balance of $10,000 or less, and instead pays such balances in the form of a lump sum on the date installments would otherwise commence.

A participant may not accelerate the time of any distribution under the Deferred Compensation Plan. A participant may only elect to change the form of a distribution (from lump sum to installment or vice versa) regarding a distribution on account of retirement or a date specified in the participant’s deferral election if he or she makes such subsequent election at least 12 months prior to the date the amounts would otherwise be paid and he or she elects to receive amounts further deferred no earlier than 5 years following the date payment would otherwise be made.

Special Rules Affecting Former MRI Plan Participants

Certain employees of CDI who work for MRI, had accounts under another nonqualified deferred compensation plan maintained by MRI (the “MRI Plan”). The accounts under the MRI Plan to the extent they related to distributions that would be made under the MRI Plan on or after January 1, 2007 were merged with this Plan effective January 1, 2005. Distributions to be made prior to January 1, 2007, remain subject to the terms of the MRI Plan.